Exhibit 99.1

NEWS RELEASE	Contact:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
January 22, 2021

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF 2020

Fourth Quarter 2020 results:

For the quarter ended December 31, 2020, net income for the Company totaled $5,196,000, or $0.57 per share, compared to $4,298,000, or $0.47 per share, earned in the fourth quarter of 2019. The increase in earnings is primarily the result of a reduction in interest expense due to declines in market rates, offset in part by an increase in the provision for loan losses.

As previously announced, the Company acquired Iowa State Savings Bank on October 25, 2019 (the “Acquisition”). The acquired assets totaled approximately $215 million. Retention of loan and deposit customers from the Acquisition has been favorable. The net income of Iowa State Savings Bank was $506,000 and $1,679,000 for the three months and year ended December 31, 2020, respectively. The net income of Iowa State Savings Bank was $303,000 from the acquisition date of October 25, 2019 through the year ended December 31, 2019.

Fourth quarter 2020 interest income was $153,000 higher than fourth quarter 2019. The increase is primarily due to organic loan growth, Paycheck Protection Program (PPP) loans and growth in investment securities, offset in part by a reduction in interest rates. Deposit interest expense decreased $1,134,000 during this same time period, primarily due to market rate declines offset in part by increases in deposit balances. Fourth quarter 2020 net interest income totaled $13,957,000, an increase of $1,423,000, or 11%, compared to the same quarter a year ago. The increase in net interest income was primarily due to a reduction in interest expense due to declines in market rates. The Company’s net interest margin was 3.03% for the quarter ended December 31, 2020 as compared to 3.25% for the quarter ended December 31, 2019.

A provision for loan losses of $1,256,000 was recognized in the fourth quarter of 2020 as compared to $769,000 in the fourth quarter of 2019. Net loan recoveries totaled $26,000 for the quarter ended December 31, 2020 compared to net loan charge offs of $84,000 for the quarter ended December 31, 2019. The increase in the provision for loan losses was primarily due to a specific reserve placed on one hospitality loan in the commercial real estate portfolio. The economic slowdown associated with the COVID-19 pandemic may adversely affect our loan portfolios but could more quickly affect the loans associated with hospitality and entertainment industries. As of December 31, 2020, approximately 8.7% of our loan portfolio is associated with these industries.

The Company conducts business in the State of Iowa and Iowa began to place significant restrictions on companies and individuals on March 9, 2020 as a result of the COVID-19 pandemic. The State of Iowa has eased many of the restrictions related to the COVID-19 pandemic. As an organization that focuses on community banking, we are concerned about the health of our customers, employees and local communities and keep that thought at the forefront of our decisions. The Company’s bank lobbies have been open to the public, and business is also being transacted through our drive-up facilities, online, telephone or by appointment. As the economic slowdown due to the COVID-19 pandemic continues to evolve, our customers may experience decreased revenues, which may correlate to an inability to make timely loan payments or maintain payroll. This, in turn, could adversely impact the revenues and earnings of the Company by, among other things, requiring further increases in our allowance for loan losses and increases in the level of charge-offs in our loan portfolio. There have been requests for loan payment modifications due to the COVID-19 pandemic and these modifications were primarily related to payment deferrals or interest only payments. The total loans still in the modification period were approximately $45.9 million as of December 31, 2020. The total modified loans more than 30 days past due after the modification period was completed were $572,000 as of December 31, 2020. In addition to these modifications, certain types of government guaranteed loans originated under the Paycheck Protection Program of approximately $45.5 million are outstanding as of December 31, 2020. Fee income from PPP loans of $1.1 million and $2.3 million was recognized into interest income for the three months and year ended December 31, 2020, respectively. The federal government is providing numerous other programs to lessen the effects of COVID-19 on the economy and in turn our loan portfolio. The severity of the effect of the COVID-19 pandemic on our operations is difficult to determine at this time.

Noninterest income for the fourth quarter of 2020 totaled $2,766,000 as compared to $2,372,000 in the fourth quarter of 2019, an increase of 17%. The increase in noninterest income was primarily due to gains on sale of residential loans held for sale from increased refinancing volume in a low interest rate environment.

Noninterest expense for the fourth quarter of 2020 totaled $9,111,000 compared to $9,372,000 recorded in the fourth quarter of 2019, a decrease of 3%. The decrease is primarily due to less amortization of New Markets Tax Credit projects in 2020 and one-time costs associated with the Acquisition in 2019. The efficiency ratio was 54.5% for the fourth quarter of 2020 as compared to 62.9% in the fourth quarter of 2019.

Income tax expense for the fourth quarter of 2020 totaled $1,159,000 compared to $467,000 recorded in the fourth quarter of 2019. The effective tax rate was 18% and 10% for the quarters ended December 31, 2020 and 2019, respectively. The lower than expected tax rate in 2020 and 2019 was due primarily to tax-exempt interest income and New Markets Tax Credits. New Markets Tax Credits of $674,000 were recognized in the fourth quarter of 2019. The New Markets Tax Credits were recognized throughout the year in 2020.

Year 2020 results:

For the year ended December 31, 2020, net income for the Company totaled $18,850,000 or $2.06 per share, compared to $17,194,000 or $1.86 per share earned in 2019. The increase in earnings is primarily the result of the Acquisition, reduction in interest expense due to declines in market rates, and was partially offset by an increase in the provision for loan losses.

For the year ended December 31, 2020 loan interest income was $6,188,000 higher than the year ended 2019, primarily due to the Acquisition, PPP loans and related fees, and organic loan growth, offset in part by a reduction in interest rates. Deposit interest expense decreased $2,380,000, mostly due to market interest rate declines and offset in part by an increase in average balances. The net interest income for the year ended December 31, 2020 totaled $54,843,000, an increase of $9,595,000, or 21%, compared to the same period a year ago. The Company’s net interest margin was 3.13% for the year ended December 31, 2020 as compared to 3.21% for the year ended December 31, 2019.

A provision for loan losses of $5,681,000 was recognized in the year ended December 31, 2020 as compared to $1,314,000 for the year ended December 31, 2019. Net loan charge offs totaled $1,085,000 for the year ended December 31, 2020 compared to $379,000 for the year ended December 31, 2019. The increase in the provision for loan losses was primarily due to the effects of the economic slowdown associated with the COVID-19 pandemic on our loan portfolio and to a lesser extent loan growth.

Noninterest income for the year ended December 31, 2020 totaled $10,620,000 as compared to $8,629,000 for the year ended December 31, 2019, an increase of 23%. The increase in noninterest income was primarily due to an increase in gains on sale of residential loans held for sale due to increased refinancing in a low interest rate environment, the Acquisition, and security gains.

Noninterest expense for the year ended December 31, 2020 totaled $36,551,000 compared to $31,522,000 for the year ended December 31, 2019, an increase of 16%. Most of the increase was related to the Acquisition. Excluding the Acquisition, the increase was primarily related to salaries and employee benefits due to normal increases including health insurance costs. The efficiency ratio was 55.8% and 58.5% for the year ended December 31, 2020 and 2019, respectively.

Income tax expense for the year ended December 31, 2020 and 2019 totaled $4,381,000 and $3,848,000, respectively. The effective tax rate was 19% and 18% for the year ended December 31, 2020 and 2019, respectively. The lower than expected tax rate in 2020 and 2019 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of December 31, 2020, total assets were $1,975,648,000, an increase of $238.5 million, as compared to December 31, 2019. The increase is primarily due to investment securities, Payroll Protection Program loans, organic loan growth and to a lesser extent growth in interest-bearing deposits in financial institutions. This increase in assets was funded by growth in our deposits due in part to federal government stimulus programs and a lack of other fixed income alternatives.

Securities available-for-sale as of December 31, 2020 increased to $596,999,000 from $479,843,000 as of December 31, 2019. The increase in securities available-for-sale is primarily due to purchases in excess of maturities of mortgage-backed securities and municipal bonds as deposit growth was deployed.

Net loans as of December 31, 2020 increased 8%, to $1,129,505,000, as compared to $1,048,147,000 as of December 31, 2019. The increase in loans was primarily due to organic growth in the commercial real estate loan portfolio and government guaranteed loans under the Paycheck Protection Program. Paycheck Protection Program loans totaled $45.5 million as of December 31, 2020. Impaired loans were $15.3 million and $4.8 million as of December 31, 2020 and 2019, respectively. The increase in impaired loans was due primarily to the deterioration of one hospitality loan relationship in the commercial real estate portfolio. Loans classified as substandard were $38.4 million and $32.4 million as of December 31, 2020 and 2019, respectively. Loans classified as watch totaled $187.3 million and $104.8 million as of December 31, 2020 and 2019, respectively. The increase in substandard and watch loans relate mainly to the weakened economy due to the COVID-19 pandemic. The allowance for loan losses on December 31, 2020 totaled $17,215,000, or 1.50% of gross loans, compared to $12,619,000, or 1.19% of gross loans, as of December 31, 2019. The increase in the allowance for loan losses is mainly due to increased risk associated with the loan portfolio due to the economic slowdown associated with the COVID-19 pandemic and to a lesser extent organic growth in the loan portfolio. The initial recording of the purchased loan portfolios from prior acquisitions did not initially have an allowance for loan losses, as the credit risk was reflected in the fair value of loans on the acquisition date. Also, the Paycheck Protection Program loans are government guaranteed and the impact on the allowance for loan loss was not significant. Additional increases in the allowance for loan losses and charge-offs are anticipated if the effects of the COVID-19 pandemic negatively impact our loan portfolio.

Deposits totaled $1,716,446,000 as of December 31, 2020, compared to $1,493,175,000 recorded as of December 31, 2019. The growth in deposits is primarily due to increases in core deposits, including retail and commercial funds. Balances fluctuate as customer’s liquidity needs vary and could be impacted by distressed economic conditions or additional government stimulus.

There were no dividends payable as of December 31, 2020. In the past, dividends were declared in one quarter and then paid in the subsequent quarter. For the quarter ended December 31, 2020 the dividend was not declared until January 13, 2021 and will be paid in the first quarter of 2021.

The Company’s stockholders’ equity represented 10.6% of total assets as of December 31, 2020 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $209,486,000 as of December 31, 2020, compared to $187,579,000 as of December 31, 2019. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio, offset in part by stock repurchases.

Shareholder Information:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Annualized return on average assets	1.06%	1.04%	1.01%	1.14%

Annualized return on average equity	10.06%	9.20%	9.48%	9.48%

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $24.02 on December 31, 2020. During the fourth quarter of 2020, the price ranged from $16.62 to $26.87.

On January 13, 2021, the Company declared a quarterly cash dividend on common stock, payable on February 15, 2021 to stockholders of record as of February 1, 2021, equal to $0.25 per share. Dividends in the future may be reduced or eliminated if the COVID-19 pandemic has an adverse effect on net income.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 pandemic on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	(unaudited)	(audited)
	December 31,	December 31,
	2020	2019
ASSETS
Cash and due from banks	$24,818,619	$34,616,880
Interest-bearing deposits in financial institutions and federal funds sold	166,704,001	108,947,624
Securities available-for-sale	596,999,072	479,843,448
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,147,500	3,138,900
Loans receivable, net	1,129,505,157	1,048,147,496
Loans held for sale	1,620,801	2,776,785
Bank premises and equipment, net	17,340,250	17,810,605
Accrued income receivable	11,142,897	11,788,409
Other real estate owned	217,856	4,003,684
Bank-owned life insurance	2,915,715	2,842,713
Deferred income taxes	-	1,151,016
Other intangible assets, net	3,133,240	3,959,260
Goodwill	12,424,434	12,114,559
Other assets	5,678,201	6,041,126

Total assets	$1,975,647,743	$1,737,182,505

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$349,500,268	$267,441,988
Interest-bearing checking	528,795,635	461,857,728
Savings and money market	581,223,880	481,642,221
Time, $250,000 and over	60,019,296	74,206,421
Other time	196,907,101	208,026,740
Total deposits	1,716,446,180	1,493,175,098

Securities sold under agreements to repurchase	37,293,019	42,033,570
FHLB advances	3,000,000	5,000,000
Dividends payable	-	2,213,459
Deferred income taxes	1,731,211	-
Accrued expenses and other liabilities	7,690,907	7,180,906
Total liabilities	1,766,161,317	1,549,603,033

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,122,747 (unaudited) and 9,222,747 shares as of December 31, 2020 and 2019, respectively	18,245,494	18,445,494
Additional paid-in capital	17,001,736	18,794,141
Retained earnings	158,216,626	146,225,085
Accumulated other comprehensive income	16,022,570	4,114,752
Total stockholders' equity	209,486,426	187,579,472

Total liabilities and stockholders' equity	$1,975,647,743	$1,737,182,505

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)	(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Interest and dividend income:
Loans, including fees	$12,447,969	$12,259,200	$50,469,873	$44,282,197
Securities
Taxable	2,038,208	1,768,756	7,763,684	6,483,893
Tax-exempt	872,608	932,756	3,628,123	4,047,054
Other interest and dividend income	190,555	435,353	1,078,967	1,364,349

Total interest and dividend income	15,549,340	15,396,065	62,940,647	56,177,493

Interest expense:
Deposits	1,553,670	2,687,647	7,820,828	10,200,626
Other borrowed funds	38,668	174,793	276,982	728,723

Total interest expense	1,592,338	2,862,440	8,097,810	10,929,349

Net interest income	13,957,002	12,533,625	54,842,837	45,248,144

Provision for loan losses	1,256,181	768,901	5,680,656	1,314,104

Net interest income after provision for loan losses	12,700,821	11,764,724	49,162,181	43,934,040

Noninterest income:
Wealth management income	1,040,905	935,349	3,848,497	3,596,770
Service fees	396,332	460,921	1,523,189	1,619,269
Securities gains, net	-	-	429,925	17,031
Gain on sale of loans held for sale	625,846	359,008	2,111,893	1,044,798
Merchant and card fees	476,615	405,711	1,772,469	1,525,309
Other noninterest income	226,280	210,533	934,164	826,221

Total noninterest income	2,765,978	2,371,522	10,620,137	8,629,398

Noninterest expense:
Salaries and employee benefits	5,440,993	5,381,733	22,868,601	19,675,952
Data processing	1,444,279	1,281,110	5,181,705	4,130,506
Occupancy expenses, net	651,847	631,958	2,667,788	2,275,882
FDIC insurance assessments	127,353	-	313,069	193,593
Professional fees	388,657	595,363	1,537,254	1,753,531
Business development	328,462	414,710	1,081,537	1,242,271
Intangible asset amortization	175,999	182,403	826,020	609,624
New market tax credit projects amortization	202,685	581,563	638,851	581,563
Other operating expenses, net	350,868	302,776	1,436,430	1,058,747

Total noninterest expense	9,111,143	9,371,616	36,551,255	31,521,669

Income before income taxes	6,355,656	4,764,630	23,231,063	21,041,769

Income tax expense	1,159,250	466,650	4,381,000	3,847,600

Net income	$5,196,406	$4,297,980	$18,850,063	$17,194,169

Basic and diluted earnings per share	$0.57	$0.47	$2.06	$1.86

Declared dividends per share	$0.25	$0.24	$0.75	$0.96